Exhibit 3.10

NEPTUNE REM LLC

MELWOOD DESIGNATION

In accordance with the Second Amended and Restated Series Limited Liability Company Agreement of Neptune REM LLC (the “Company”) dated May 28, 2024 (the “Agreement”), and upon the execution of this designation by the Company and Terra Mint Group Corp. in its capacity as Managing Member of the Company and Initial Member of The Melwood Series LLC (“Melwood Series”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	The Melwood Series LLC

Effective date of establishment	May 04, 2026

Managing Member	Terra Mint Group Corp. was appointed as the Managing Member of Melwood Series with effect from the date of the Agreement and shall continue to act as the Managing Member of Melwood Series until dissolution of Melwood Series pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Terra Mint Group Corp.

Series Asset	The Series Assets of Melwood Series shall comprise a residential property located at 7056 Train Station Way Louisville, KY 40272, which will be acquired by Melwood Series upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Melwood Series from time to time, as determined by the Managing Member in its sole discretion.

Property Manager	Terra Mint Group Corp.

Property Management Fee	As stated in Section 5.10 and in that certain Property Management Agreement, dated May 04, 2026, by and between Melwood Series and Terra Mint Group Corp.

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.4(a)(i), the maximum number of Melwood Series Interests the Company can issue is 32,744.

Number of Melwood Interests	The Managing Member must purchase a minimum of 1% through the

held by the Managing Member and its Affiliates	Offering and may purchase up to 9.8%.

Broker	Dalmore Group, LLC

Brokerage Fee	Two and a half (2.5%) percent of the purchase price of the Interests from Melwood Series sold at the Initial Offering of the Melwood Series Interests (excluding the Melwood Series acquired by any Person other than Investor Members) which constitutes part of the original $25,000 set up fee and includes the flat rate of 2.5% collected by the broker-dealer.

Interest Designation	No Interest Designation shall be required in connection with the issuance of Melwood Series Interests

Voting	Subject to Section 3.5, the Melwood Series Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Melwood Series Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Melwood Series Interests then Outstanding shall be required for:

(a)any amendment to the Agreement (including this Melwood Series Designation) that would adversely change the rights of the Melwood Series Interests;

(b)mergers, consolidations or conversions of Melwood Series or the Company; and

(c)all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Melwood Outstanding Series Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Melwood Series Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Melwood Series Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $50,000, which may be waived by the Managing Member in its sole discretion.

Other rights	Melwood Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Melwood Series Interests

Officers	There shall initially be no specific officers associated with Melwood Series, although, the Managing Member may appoint Officers of Melwood Series from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	10 interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII